WILLIAM MCBRIDE, III

Mr. McBride joined the Company in September 2014 and currently serves as Chairman and Chief Executive Officer. He brings over 30 years of healthcare, financing, real estate and corporate leadership experience in both the long-term care and real estate investment trust ("REIT") sectors. Before joining the Company, Mr. McBride was previously a founder and served as Chairman and CEO of Assisted Living Concepts, Inc. from 1997 to 1999. While at Assisted Living Concepts, he expanded the company from four to 170 properties through new construction in 14 states and financed the company's growth through sale leaseback and mortgage financing transactions. Prior thereto, Mr. McBride served as President, Chief Operating Officer and a Director of LTC Properties, Inc., a healthcare real estate investment trust which he co-founded in 1992. While there, he completed the largest REIT IPO at the time and successfully completed over $500 million in acquisitions and public financings and two mortgage securitization transactions. Mr. McBride has also served on the Board of Directors and was Chairman of the Financing Committee of Malan Realty Properties, a NYSE-listed commercial property REIT. Mr. McBride is a graduate of the University of California Los Angles (UCLA) with an undergraduate degree in Economics and a Master's in Business Administration.

MICHAEL J. FOX

Mr. Fox has served as a director since October 2013. Mr. Fox is the Chief Executive Officer of Park City Capital, LLC ("Park City"), an equity hedge fund he founded in June 2008. From 2000 to 2008, Mr. Fox worked at J.P. Morgan Securities, where he served as a Senior Analyst and Vice President. In this position, Mr. Fox served as the head of JPMorgan's Business Services Equity Research Group that covered 16 companies, including commercial real estate services, construction services, uniform rental services and staffing services. Mr. Fox received his Bachelor of Business Administration (BBA) degree from Texas Christian University.

THOMAS W. KNAUP

Mr. Knaup serves as a Director of the Company. Mr. Knaup was employed for approximately 12 years with Aon, California (a division of Aon Corporation), a global professional services firm specializing in risk management, insurance and reinsurance brokerage, where he held the position of Senior Vice President. Previously, he served in a variety of executive roles with senior management responsibilities at Alexander & Alexander, Emmett & Chandler, Near North and Warren McVeigh Griffin. Mr. Knaup has a

8-K 1 adk8k10172014.htm 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): **October 10, 2014**

AdCare Health Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1145 Hembree Road
Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant's telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

EX-99.5 6 exhibit995mcbridepressrele.htm EXHIBIT

Exhibit 99.5

AdCare

AdCare Appoints William McBride III as CEO and President

- Industry Veteran to Lead Company's Transition to Property Owner and Leasing Company -

ATLANTA, GA, October 13, 2014-AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) today announced that its Board of Directors has appointed William "Bill" McBride III as Chief Executive Officer and President, and as a member of the Board serving as a Class I director, effective immediately. A veteran of the REIT industry, Mr. McBride steps out of retirement to assume the positions.

"Bill brings to AdCare more than 30 years of healthcare, financing, real estate and corporate leadership experience, making him uniquely qualified to further our transition from an owner and operating company to an owner and leasing company," stated David Tenwick, AdCare's Chairman and Interim Chief Executive Officer. "Bill is an industry expert and proven leader in both the long-term care and real estate investment trust (REIT) businesses. His direct operational experience as CEO of a public assisted living company, coupled with his accomplishments leading a REIT, will prove invaluable as we execute this strategic plan and complete our transition."

Mr. McBride retired as Chairman and CEO of Assisted Living Concepts, now Enlivant, a pioneer in the assisted living industry, in 2000. An accomplished career, he completed the first IPO of a public assisted living company, expanded the company from four to 170 properties through new construction in 14 states and financed the company's growth through sales leaseback and mortgage financing transactions. Prior, Mr. McBride served as President, Chief Operating Officer and Director of LTC Properties, a real estate investment trust company which he co-founded in 1992. While there, he completed the largest REIT IPO at the time and successfully completed over $500 million in acquisitions and public financings, two securitization transactions, while increasing the company's cash flow and dividends per share by more than 70%.

Mr. McBride began his career as a healthcare consultant with Arthur Young where he focused primarily on Medicare and Medicaid revenue enhancement strategies for nursing homes and hospitals. He then parlayed this experience into a leadership position at Beverly Enterprises where he served as Vice President and Controller of the largest operator of nursing homes in the United States.

Bill is a graduate of the University of California Los Angles (UCLA) with an undergraduate degree in Economics and a Masters in Business Administration. Mr. McBride has also served on the Board of Directors and as Chairman of the Financing Committee of Malan Realty Properties, a NYSE listed commercial property REIT.

In connection with Mr. McBride's appointment as AdCare's Chief Executive Officer and President, Mr. McBride received a ten-year warrant to purchase 300,000 shares of AdCare's common stock with an exercise price of $4.49 per share. One-third of the shares underlying the warrant will vest on each of October 10, 2015, October 10, 2016 and October 10, 2017, with the vesting of the warrant accelerating upon termination of Mr.


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SANTA BARBARA AIRCRAFT MANAGEMENT FOUNDERS

WILLIAM MCBRIDE

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William McBride is a pilot and Co-Owner of Santa Barbara Aircraft Management, LLC. A Santa Barbara, California resident, McBride is Airline Transport Pilot (ATP) rated, and has over thirty years of flying experience. He is an airplane owner, and throughout his flying history has owned and refurbished a number of turboprop and jet aircraft. McBride's undergraduate studies were in Economics at UCLA, and later graduated from the UCLA Business School. McBride founded and was Chairman and CEO of two publicly held long-term care companies. For those companies, corporate aircraft was essential for business development, expansion and marketing. McBride understands aircraft needs of the successful CEO, and can deliver professional and cost-effective aircraft management.

JEFFREY CLARK

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Santa Barbara, California resident Jeffrey Clark is also a pilot and Co-Owner of Santa Barbara Aircraft Management, LLC. Clark has an Engineering Degree from Hawkeye Institute of Technology in Iowa. He is an Airline Transport Pilot rated with over twenty five years of flying. Clark is an aircraft owner, and therefore, understands the needs of aircraft owners; safety first, proper maintenance of the aircraft, cost-conscience management of joint ownership and a strong, professional crew to provide exceptional service. As a local entrepreneur of a boutique staffing firm specializing in oil service and biotech research, Clark knows that owning an airplane can play a key role in the success of a business. He also understands that proper management of the aircraft, without sacrificing safety, is critical to the bottom line.

ADK $1.32 ▲ 0.04 (3.12%) 3:58 PM 3/28/17

Adcare Health Systems Inc | NYSEMKT

Post-Market: **$1.29 -0.03 (-2.27%)** 4:01 PM

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52wk high:	2.70
52wk low:	1.11
EPS:	-0.74
PE (ttm):	-
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Market Cap:	$25.52M
Volume:	12,956

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Adcare Common Stock Deserves A 35% Haircut
Brion Morrison • Apr. 26, 2016 • 85 Comments

LATEST | ANALYSIS | NEWS | EARNINGS | STOCKTALK | **KEY DATA** | FINANCIALS

Overview | SEC Filings | Historical Quotes | Dividends & Splits

Company Profile

AdCare Health Systems, Inc. operates as a healthcare real estate investment company that invests primarily in real estate purposed for long-term care and senior living. Its business consists of leasing and subleasing such facilities to tenants, which operate the facilities. Its facilities provide a ... **More**

Sector	Healthcare	Address (view map)	Suite 100, 454 Satellite Boule ... Suwanee, GA, 30024 United States
Industry	Long-Term Care Facilities		
Employees	31	Phone Number	+1-678-869-5116
Founded	1991	Website	http://www.adcarehealth.com
CEO	William Mcbride, III, MBA	Email	-

Trading Data

Today's Volume	12,956	52 Week Range	1.11 - 2.7
Average Volume (3 month)	57,026	52 Week Performance	-43.36%
Average Volume (10 days)	53,876	36M Beta	0.48
Previous Close	1.28	60M Beta	0.38
Open	1.28	50 Day Moving Average	1.43
Day Range	1.28 - 1.35	200 Day Moving Average	1.79

Share Statistics

Shares Outstanding	19.92M	% Held by Institutions	30.68%
Shares Outstanding Current	19.93M	Shares Short	0.28M
Float Current	16.70M	Short Ratio	5.11
% Held by Insiders	16.21%	Short % of Float	1.72%

Valuation

Market Cap	25.52M	Price/Book	-0.69
Enterprise Value	154.81M	Price/Tangible Book	-0.58
PE Ratio	-	Price/Cash Flow	-
PEG Ratio	0	Enterprise Value/Sales	5.66
Price/Sales	0.96	Enterprise Value/EBITDA	16.20

Profitability


Disaster Relief

Business Leaders



William Mcbride III, MBA

Age : 56
Public asset : 378,193 USD
Linked companies : AdCare Health Systems, Inc.

Summary

Mr. William Mcbride, [redacted] MBA, is Chairman & Chief Executive Officer at AdCare Health Systems, Inc.

Mr. Mcbride was previously employed as Chairman & Chief Executive Officer by Assisted Living Concepts, Inc. and President, Chief Operating Officer & Director by LTC Properties, Inc.

He also served on the board at Malan Realty Investors, Inc.

He received his undergraduate degree from the University of California, Los Angeles and an MBA from the University of California, Los Angeles.

William Mcbride III, MBA : Connections

- Resonant Inc
- AdCare Health Systems, Inc.
- Park City Capital LLC
- Ohio State Bar Association
- Zuma Capital Management LLC

Current positions of William Mcbride III, MBA

Name	Title	Since
AdCare Health Systems, Inc. (Healthcare Facilities & Services)	Chairman & Chief Executive Officer	2014

Holdings of William Mcbride III, MBA

Name	Equities	%	Valuation
AdCare Health Systems, Inc. (ADK) Healthcare Facilities & Services	280,143	1.41%	378,193 USD

William Mcbride III, MBA: Personal Network

Name	Linked companies
Sharon L. Reynolds	AdCare Health Systems, Inc.
Michael Joseph Fox	AdCare Health Systems, Inc.
David A. Tenwick	AdCare Health Systems, Inc.
Brent Steven Morrison	AdCare Health Systems, Inc.
Allan J. Rimland	AdCare Health Systems, Inc.
Thomas W. Knaup	AdCare Health Systems, Inc.
E. Clinton Cain	AdCare Health Systems, Inc.

HEALTH CARE SECTOR » HEALTH CARE PROVIDERS & SERVICES INDUSTRY » ADK

Adcare Health Systems Inc (ADK:NYSE Amex)

ADK On Other Exchanges

Snapshot News Charts Financials Earnings People Ownership Transactions Options

Overview Board Members Committees

Executive Profile*

William McBride III

Chairman and Chief Executive Officer,AdCare Health Systems, Inc.

Age
56

Total Calculated Compensation
$1,128,839
As of Fiscal Year 2015

This person is connected to **5** board members in **1** different organizations across **3** different industries.

See Board Relationships

Background*

Mr. William McBride III, also known as Bill, has been an Advisor and Chief Executive Officer of AdCare Health Systems, Inc. since October 2014 and has been its Chairman since March 25, 2015. Previously, Mr. McBride served as President at AdCare Health Systems, Inc. from October 2014 to March, 2015. Mr. McBride was the Principal and Owner of Santa Barbara Aircraft Management and Coastal Aircraft Maintenance from 2002 to October 2014. He has more than 30 years of healthcare, financing, real estate and corporate leadership experience. Mr. McBride served as Vice President, Controller and Chief Accounting Officer of Beverly Enterprises, Inc., from April 1988 to July 1992. Mr. McBride served as Chairman of the Board at Assisted Living Concepts, Inc., (now Enlivant) from August 1994 to March 1999 and its Chief Executive Officer from October 3, 1997 to March 1999. Prior to joining Assisted Living Concepts, Inc., Mr. McBride co-founded LTC Properties, Inc., where he served as President and Chief Operating Officer from August 1992 to October 1997. Prior to that, Mr. McBride worked at Ernst & Young, an international accounting and consulting firm. Mr. McBride began his career as a healthcare consultant with Arthur Young where he focused primarily on Medicare and Medicaid revenue enhancement strategies for nursing homes and hospitals. Mr. McBride has been a Director of AdCare Health Systems, Inc. since October 2014. Mr. McBride served as a Director of Malan Realty Investors Inc. since 1994 and a Board Member of LTC from August 1992 to October 1997. He served as a Director at Assisted Living Concepts Inc. He is a graduate of the University of California Los Angles (UCLA) with an undergraduate degree in Economics and a Masters in Business Administration.

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ADCARE HEALTH SYSTEMS, INC. (ADK.PRA)

Temps Différé - 28/03 15:51:24

23.4879 USD **+2,12%**

2015 **ADCARE HEALTH S** : Détachement de dividende
2015 **ADCARE HEALTH S** : Détachement de dividende
2015 **ADCARE HEALTH S** : Détachement de dividende

Métier

Owns and manages skilled nursing facilities and assisted living facilities

AdCare Health Systems, Inc. operates as a healthcare real estate investment company that invests primarily in real estate purposed for long-term care and senior living.

Its business consists of leasing and subleasing such facilities to tenants, which operate the facilities.

Its facilities provide a range of healthcare and related services for both long-term and short-stay patients and residents.

The company was founded by David A. Tenwick, J. Michael Williams and Gary L. Wade on August 14, 1991 and is headquartered in Suwanee, GA.

Dirigeants

Nom	Age	Depuis	Titre
William Mcbride III, MBA	56	2014	Chairman & Chief Executive Officer
Allan J. Rimland, MBA	53	2015	President, CEO, Director & Secretary
David A. Tenwick	78	1991	Class II Director
Michael Joseph Fox	39	2013	Lead Independent Director
Brent Steven Morrison CFA, MBA	40	2014	Independent Director
Thomas W. Knaup	68	2015	Independent Director
Sharon L. Reynolds, MBA	71	1997	Senior Vice President-Nursing Facility Operations
E. Clinton Cain, CPA	35	2014	Chief Accounting Officer, Senior VP & Controller

Actions

	Vote	Nombre	Flottant		Autocontrôle		Flottant Total
Action A	1	19 938 034	15 954 322	80.0%	0	0.0%	70.3%
Action B	0	2 764 000	0	0.0%	0	0.0%	

Actionnaires

AdCare Health Systems, Inc. (ADK.PRA - Nyse MKT) ▼

Nom	Actions	%
Spirit of America Management Corp.	3 500	0,13%
Preserver Partners LLC	3 000	0,11%

Secteur

Santé
Services de santé
Fournisseurs et services en soins de santé
Installations et services en soins de santé
Services de soins à domicile

Secteur Services de soins à domicile

	Var. 1janv	Capitalisation (M$)
ADCARE HEALTH SYSTEMS,...	-1,37%	26
AMEDISYS INC	18,98%	1 718
METLIFECARE LIMITED	-,--%	892
ALMOST FAMILY INC	8,62%	679
ESTIA HEALTH LTD	18,46%	613
NICHIIGAKKAN CO LTD	2,85%	561
TSUKUI CORP	-15,82%	431
ADDUS HOMECARE CORPORA...	-12,41%	354
N FIELD CO LTD	7,28%	170

» Secteur Services de soins à domicile

AdCare Health Systems, Inc : Connexions

Resonant Inc
AdCare Health Systems, Inc.
Ohio State Bar Association
Park City Capital LLC

AdCare Health Systems Inc.

ADK (U.S.: NYSE MKT)

AT CLOSE 3:58 PM EDT 03/28/17

$1.32 USD 0.04 3.13% ▲

5 D

$ %



$1.4
$1.3
$1.2
$1.1
Mar 22
Mar 23
Mar 24
Mar 27
Mar 28

Volume
12,956

1 Day Range
1.28 - 1.35

65 Day Avg Vol
58,937

52 Week Range
1.11 - 2.70
(03/20/17 - 03/30/16)

William Mcbride, *55*

Chairman & Chief Executive Officer, AdCare Health Systems, Inc.

Mr. William Mcbride, III MBA, is Chairman & Chief Executive Officer at AdCare Health Systems, Inc.

He received his undergraduate degree from the University of California, Los Angeles and an MBA from the University of California, Los Angeles.

NEWS (ADK)

03/24/17 Press Release
AdCare Health Systems Reports Fourth Quarter and Full-Year Financial 2016 Results

03/08/17 Press Release
AdCare Schedules Conference Call to Discuss Fourth Quarter and Year End 2016 Financial Results

03/03/17 Press Release
AdCare Health Systems, Inc. Declares Quarterly Dividend on Series A Cumulative Redeemable Preferred Stock

02/16/17 Press Release
AdCare Signs Letter of Intent to Purchase Alabama Facility for $5.5 Million

02/07/17 Press Release
AdCare Announces CMS Recertification of Oceanside Facility

01/10/17 Press Release
AdCare Announces Results of Its Tender Offer for Any and Up to All of Its Outstanding 10% Convertible Subordinated Notes Due April 30, 2017

ALL COMPANY EXECUTIVES

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ADK

AMEX:ADK

$ 1.32

+0.04 +3.13%

2017-03-28 19:00:10

今开 1.28	最高 1.35	52周最高 2.60	市净率 0.00	β系数 0.92
昨收 1.28	最低 1.28	52周最低 1.11	市盈率 0.00	总市值 2,692.00(万)

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David A. Tenwick 董事会成员 Class II Director,79岁

Mr. David A. Tenwick is Class II Director at AdCare Health Systems, Inc. and a Member at Ohio State Bar Association. He is on the Board of Directors at AdCare Health Systems, Inc.\n\nMr. Tenwick was previously employed as Founding Member by Ohio Assisted Living Association. He also served on the board at Capital City Energy Group, Inc., Family Home Health Services, Inc., Douglass Financial Corp., Nucorp Energy, Inc., and AmeriCare Health & Retirement, Inc.\n\nHe received his undergraduate degree from the University of Cincinnati (Ohio) and a graduate degree from the University of Cincinnati (Ohio).

Michael Joseph Fox 独立董事 Lead Independent Class I Director,39岁

Mr. Michael J. Fox is Founder & Chief Executive Officer at Park City Capital LLC.\n\nPrior to founding Park City Capital in July 2008, Mr. Fox spent eight years in equity research at J.P.Morgan in New York, most recently as Vice President and Senior Business Services Analyst. As J.P.Morgan's Senior Business Services Analyst, Mr. Fox headed the firm's Business Services equity research group from 2005 to 2008. From 2000 to 2005 Mr. Fox was a member of J.P.Morgan's Leisure equity research group, which was consistently recognized by Institutional Investor's All America Research Team. \n\nMr. Fox received a BBA in Finance from Texas Christian University in 1999.

William Mcbride III, MBA 董事长 Chairman & Chief Executive Officer,56岁

Mr. William Mcbride, III MBA, is Chairman & Chief Executive Officer at AdCare Health Systems, Inc.\n\nMr. Mcbride was previously employed as Chairman & Chief Executive Officer by Assisted Living Concepts, Inc. and President, Chief Operating Officer & Director by LTC Properties, Inc. He also served on the board at Malan Realty Investors, Inc.\n\nHe received his undergraduate degree from the University of California, Los Angeles and an MBA from the University of California, Los Angeles.

Brent Steven Morrison CFA, MBA 独立董事 Independent Class III Director,41岁

Mr. Brent S. Morrison, CFA MBA, is Independent Class III Director at AdCare Health Systems, Inc. and Chief Executive Officer & Managing Director at Zuma Capital Management LLC. He is on the Board of Directors at AdCare Health Systems, Inc.\n\nMr. Morrison was previously employed as Independent Director by iPass, Inc., a Principal by Wells Fargo Advisors LLC, Vice President by Wilshire Associates, Inc., and an Analyst by ClockTower Capital LLC.\n\nHe received his undergraduate degree from The University of Colorado and an MBA from the University of California, Los Angeles.

Allan J. Rimland, MBA 董事会成员 President, CEO, Class III Director & Secretary

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AdCare Health Systems Inc. 10.875% Cum. Redeem. Pfd. Series A

NYSE MKT: ADK.PA

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Market closed –Quotes are delayed by 20 min | Mar 28, 2017, 3:51 p.m.

$23.49 +0.49 +2.12% Volume 7,897

10a 11a 12p 1p 2p 3p

Previous close	Day low	Day high	52 week low	52 week high
$ 23.00	$23.05	$23.49	$19.44	$25.00

Insider Activity | Individual

William Mcbride

Mr. William Mcbride, III MBA is Chairman & Chief Executive Officer at AdCare Health Systems, Inc.
He received his undergraduate degree from the University of California, Los Angeles and an MBA from the University of California, Los Angeles.

Transactions

Date	Shares	Transaction	Value
12/01/2016	5,000	Acquisition at $1.6 per share.	8,000
11/28/2016	2,000	Acquisition at $1.61 per share.	3,220
11/28/2016	4,000	Acquisition at $1.6 per share.	6,400
11/25/2016	2,000	Acquisition at $1.56 per share.	3,120
11/25/2016	2,000	Acquisition at $1.55 per share.	3,100
01/29/2016	3,000	Acquisition at $2.15 per share.	6,450
01/28/2016	7,000	Acquisition at $2.15 per share.	15,050
01/27/2016	28,986	Award at $0 per share.	0

Officers and Executives

Mr. William Mcbride
Chairman & Chief Executive Officer

Mr. Allan J. Rimland
President, CEO, Director & Secretary

Ms. Sharon L. Reynolds

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Adcare Health Syste (S:ADK/PA.BATS)

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Volume Today 4,047

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AdCare Health Systems, Inc. operates as a healthcare real estate investment company that invests primarily in real estate purposed for long-term care and senior living. Show all

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Adcare Health Systems Inc - 1 day
23.500
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3m Average Volume	-
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PE [TTM]	-
Peer Group PE	N/A
Employees	0
Analyst Avg Opinion	Buy
Analyst Qrtrly EPS Est.	0
Analyst Annual EPS Est.	0
Ex-Dividend Date	
Outstanding Shares	0 million
CEO	William Mcbride, III, MBA

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Income Statement		Valuation	
Revenue [TTM]	0 million	EV/Revenue [TTM]	0.0x
EBITDA [TTM]	0 million	EV/EBITDA [TTM]	0.0x
Net Income [TTM]	0 million	PEG Ratio [TTM]	
Gross Margin [TTM]	0.00%	EV/FCF [TTM]	0.0x
Diluted GAAP EPS [TTM]	-	Total Debt/EBITDA	0.0x
Dividend Yield [TTM]	0.00%	Price to Book	0.00
Balance Sheet & Capitalization		Return on Assets [TTM]	-%
Market Cap (prev close)	0 million	Return on Equity [TTM]	-%
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Cash & ST Investments	0 million	Free Cash Flow [TTM]	0 million
Enterprise Value (EV)	0 million	Price to FCF [TTM]	0.00

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Today's News

Earlier News

Reuters	BRIEF-Adcare Health Systems says on Feb 13 Regional Health Proper...	02/16/17 9:04 am
Reuters	BRIEF-AdCare Health Systems to purchase assisted living facility ...	02/16/17 8:21 am
CML News	AdCare Health Systems Inc (AMEX:ADK) Stock Technicals Hit Extreme...	02/15/17 8:56 am
CML News	A New Kind of Stock Chart: AdCare Health Systems Inc (AMEX:ADK) C...	01/22/17 1:33 pm
CML News	Trading Covered Calls: AdCare Health Systems Inc (AMEX:ADK) : Usi...	01/16/17 6:03 am
CML News	Trading Covered Calls: AdCare Health Systems Inc (AMEX:ADK) : Cov...	01/16/17 6:03 am
Market Exclusive	TECH DATA CORPORATION (NASDAQ:TECD) Files An 8-K Departure of Dir...	01/10/17 3:42 am
CML News	Trading Options During Earnings in AdCare Health Systems Inc (AME...	01/08/17 10:11 pm
Seeking Alpha	AdCare Health Systems' (ADK) CEO Bill McBride on Q3 2016 Results ...	11/14/16 9:20 pm
Yahoo Finance	Park City Capital Initiates Proxy Contest at ARI Network Services...	10/25/16 8:05 am
Reuters	BRIEF-Volvo forecasts slower truck markets in Europe, North Ameri...	10/21/16 2:01 am
Reuters	UPDATE 1-BP, Eni announce new gas discovery off Egyptian coast - ...	06/09/16 8:02 am
Springfield News Sun	Clark County Common Pleas Court - Springfield News Sun	04/20/16 11:29 am

4 Years ago	2.7	32.8 million

Biography

William McBride, III, CEO, Director and President

Mr. McBride retired as Chairman and CEO of Assisted Living Concepts, now Enlivant, a pioneer in the assisted living industry, in 2000. An accomplished career, he completed the first IPO of a public assisted living company, expanded the company from four to 170 properties through new construction in 14 states and financed the company's growth through sales leaseback and mortgage financing transactions. Prior, Mr. McBride served as President, Chief Operating Officer and Director of LTC Properties, a real estate investment trust company which he co-founded in 1992. While there, he completed the largest REIT IPO at the time and successfully completed over $500 million in acquisitions and public financings, two securitization transactions, while increasing the company's cash flow and dividends per share by more than 70%.

Mr. McBride began his career as a healthcare consultant with Arthur Young where he focused primarily on Medicare and Medicaid revenue enhancement strategies for nursing homes and hospitals. He then parlayed this experience into a leadership position at Beverly Enterprises where he served as Vice President and Controller of the largest operator of nursing homes in the United States.

Bill is a graduate of the University of California Los Angles (UCLA) with an undergraduate degree in Economics and a Masters in Business Administration. Mr. McBride has also served on the Board of Directors and as Chairman of the Financing Committee of Malan Realty Properties, a NYSE listed commercial property REIT.

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http://www.buysellsignals.net/hbn/8kviewer.jsp?doc=_Archives_edgar_data_1004724_000100472414000127_0001004724-14-000
Source: 8-K United States Securities and Exchange Commission

Source: www.BuySellSignals.com

LOAD-DATE: October 20, 2014

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Plus Company Updates(PCU)

August 10, 2016 Wednesday

LENGTH: 260 words

HEADLINE: Profile of WILLIAM MCBRIDE, III Director of Adcare Health Systems Inc

DATELINE: New York

BODY:

Suwanee: Following is the Profile of WILLIAM MCBRIDE, III Director of Adcare Health Systems Inc:

Mr. McBride joined the Company in September 2014 and currently serves as Chairman and Chief Executive Officer. He brings over 30 years of healthcare, financing, real estate and corporate leadership experience in both the long-term care and real estate investment trust ("REIT") sectors. Before joining the Company, Mr. McBride was previously a founder and served as Chairman and CEO of Assisted Living Concepts, Inc. from 1997 to 1999. While at Assisted Living Concepts, he expanded the company from four to 170 properties through new construction in 14 states and financed the company's growth through sale leaseback and mortgage financing transactions. Prior thereto, Mr. McBride served as President, Chief Operating Officer and a Director of LTC Properties, Inc., a healthcare real estate investment trust which he co-founded in 1992. While there, he completed the largest REIT IPO at the time and successfully completed over $500 million in acquisitions and public financings and two mortgage securitization transactions. Mr. McBride has also served on the Board of Directors and was Chairman of the Financing Committee of Malan Realty Properties, a NYSE-listed commercial property REIT. Mr. McBride is a graduate of the University of California Los Angles (UCLA) with an undergraduate degree in Economics and a Master's in Business Administration.

FOCUS - 3 of 7 DOCUMENTS

MarketLine Company Profile - Key Employees

September 6, 2016

AdCare Health Systems, Inc.

454 Satellite Boulevard North West
Suite 100
Suwanee, GA 30024
UNITED STATES OF AMERICA

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DETAILED INFORMATION:

KEY EMPLOYEES

* * * * * * * * * * **EXECUTIVES** * * * * * * * * * *
KEY EMPLOYEES:

William McBride, Chairman and Chief Executive Officer
BOARD: Executive Board
AGE: 55
SINCE: 2015
BIOGRAPHY: Mr. McBride has been the Chairman at AdCare Health Systems (AdCare) since March 2015 and Chief Executive Officer since 2014. He also served as the company's President from 2014 to March 2015. From 2002 to 2014, Mr. McBride served as the principal and owner of Santa Barbara Aircraft Management and Coastal Aircraft Maintenance. From 1994 to 2000, he was employed by Assisted Living Concepts, a publicly-traded assisted living company, ultimately serving as its Chairman and Chief Executive Officer. From 1992 to 1997, Mr. McBride served as the President, Chief Operating Officer and as a Director at LTC Properties, a real-estate investment trust. He previously served on the Board of Directors at Malan Realty Properties, a publicly-traded commercial property real estate investment trust. Mr. McBride obtained his graduation from University of California Los Angles (UCLA) with an undergraduate degree in Economics and a Masterâ[#x20ac][TM]s degree in Business Administration.